UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

43-1792717
(I.R.S. employer identification number)

0-23325
(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 1.01	Entry Into a Material Definitive Agreement.

On June 13, 2012, Guaranty Federal Bancshares, Inc. (the “Company”) entered into a Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (the “Treasury”), pursuant to which the Company repurchased from Treasury 5,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), for an aggregate purchase price of approximately $5,019,444, which includes a pro rata accrued dividend of approximately $19,444.

On January 30, 2009, the Company issued and sold 17,000 Series A Preferred Shares, together with a warrant to purchase 459,459 of the Company’s common shares, to the Treasury for an aggregate purchase price of $17,000,000 as part of the Treasury’s Troubled Assets Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), pursuant to a Letter Agreement incorporating the Securities Agreement – Standard Terms (the “Securities Purchase Agreement”), dated January 30, 2009, between the Company and the Treasury.  Following the consummation of the repurchase by the Company of 5,000 Series A Preferred Shares as contemplated by the Repurchase Agreement, the Treasury continues to hold 12,000 Series A Preferred Shares of the Company and the Company’s obligations under the Securities Purchase Agreement and as a participant in the TARP Capital Purchase Program continue in effect.

Item 8.01	Other Events.

On June 13, 2012, the Company issued a press release regarding the repurchase of the Series A Preferred Shares and is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Letter Agreement, dated June 13, 2012, between Guaranty Federal Bancshares, Inc. and the United States Department of the Treasury

99.1	Press release dated June 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By: /s/ Shaun A. Burke
Shaun A. Burke
President and Chief Executive Officer
June 13, 2012